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                                                                    Exhibit 99.3

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549





Re: True North Communications Inc.
    File No. 1-5029


Mazars & Guerard has represented to us that the application of international generally accepted auditing standards to its audits of the 1994-96 consolidated financial statements of Publicis Communication did not differ substantially from applying U.S. generally accepted auditing standards. Further, in the performance of their audits, Mazars & Guerard applied the Guidance Sections of the International Auditing Standards where applicable.


/s/ Arthur Andersen LLP


Chicago, Illinois
November 20, 1997